Exhibit 99.1

DELPHAX TECHNOLOGIES INC. RECEIVES NASDAQ NOTICE

REGARDING NONCOMPLIANCE WITH MINIMUM BID PRICE

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Minneapolis, Nov. 2, 2007- Delphax Technologies Inc. (Nasdaq:DLPX) reported today that the company received a Staff Deficiency Letter from The Nasdaq Stock Market on October 29, 2007, indicating that the minimum bid price of its common stock had fallen below $1.00 per share for 30 consecutive business days and that Delphax was therefore not in compliance with Marketplace Rule 4310(c)(4). Delphax has 180 days, or until April 28, 2008, to regain compliance. This notification has no effect on the listing of Delphax common stock at this time.

Delphax can regain compliance with the minimum bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of 10 consecutive business days during the initial 180-day period ending April 28, 2008, although NASDAQ may, in its discretion, require Delphax to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days (but generally no more than 20 consecutive business days) before determining that Delphax has demonstrated the ability to maintain long-term compliance.

"While we are disappointed to receive such a letter from NASDAQ, we believe that the best medicine for correcting this issue is improved business performance by the company," said Dieter Schilling, president and chief executive officer. "We believe that with the recent completion of our long-term financing arrangements and the increased investments we have made in new sales staff, we will begin to see an increase in sales of Delphax printing equipment, particularly the CR Series printing system, during fiscal 2008."

If Delphax does not regain compliance by April 28, 2008, or during any additional compliance period that may be available to the company, NASDAQ will provide written notice to Delphax that its securities will be delisted. At that time Delphax would be able to appeal the delisting determination to a NASDAQ Listing Qualifications Panel.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock is publicly traded on the Capital Market tier of the NASDAQ Stock Market under the symbol: DLPX. Additional information is available on the company's website at www.delphax.com.

Statements made in this news release concerning the company's or management's expectations about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

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CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952) 939-9000
gfurness@delphax.com